EXHIBIT 99.1

WILSHIRE REAL ESTATE INVESTMENT TRUST INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

     The following unaudited pro forma financial information of Wilshire Real Estate Investment Trust Inc. ("WREIT" or the "Company") gives effect to the acquisition and subsequent lease-back of properties from/to G.I. Joe's, Inc., as if the transaction occurred as of January 1, 1997 with respect to the unaudited pro forma operating information and as of September 30, 1998 with respect to the unaudited pro forma financial condition information.

     The unaudited pro forma financial information is not necessarily indicative of the results that might have been achieved by WREIT if the acquisition had been consummated as of the indicated dates. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of WREIT, together with the related notes thereto, which were filed November 23, 1998 on Form 10-Q for the period ended September 30, 1998.

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     On April 20, 1998, Wilshire Real Estate Investment Trust Inc. (the
"Company") acquired five (5) retail buildings and an office complex/warehouse/distribution center, totaling 444,864 square feet, from G.I. Joe's, Inc., an unaffiliated third party. The purchase price was approximately $28.5 million. Approximately $7.5 million of the purchase price was provided in cash from the Company's initial public offering of common stock. The source of the balance of the purchase price was a mortgage loan in the amount of approximately $21.0 million from Credit Suisse First Boston Mortgage Capital LLC. The purchase price was determined through arms length negotiations between the Company and G.I. Joe's, Inc. The retail buildings are located in Salem, Oak Grove, Lake Oswego and Gresham, all in the State of Oregon. The office/warehouse/ distribution center is located in Wilsonville, Oregon. All of the buildings are leased to G.I. Joe's, Inc. on competitive market rents under fifteen year leases ending in April 2013. G.I. Joe's subleases 29,952 square feet in Salem to Office Depot, Inc. The land at the Gresham location is under a 50- year ground lease (expiration in year 2037) with five (5) 10-year options between G.I. Joe's and Gresham RPR Associates, an unaffiliated entity. A 10.90 acre tract available for future development by the Company is adjacent to the office complex/warehouse/distribution center.

     As this transaction was completed as of September 30, 1998 and the properties and related financing have been included in the statement of financial condition at September 30, 1998, the pro forma effect of this transaction would not be material. As such, the pro forma effect of this transaction on the September 30, 1998 consolidated statement of financial condition would only have resulted in an increase in total assets of $0.3 million due


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to income provided by operations of the properties, offset in part, by depreciation of the properties. Liabilities and stockholders' equity would have increased by $0.3 million due to the pro forma effect of adjusting retained earnings for the net lease income, offset in part, by repayments of principal on the mortgage loan.

     Additionally, the pro forma effect of this acquisition to the consolidated operations of the Company for the year ended December 31, 1997 and nine months ended September 30, 1998 would be as follows:

     o Increase in real estate operations income by $0.8 million and $0.6 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

     o Increase in management fee expenses by $0.3 million and $0.2 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

     o Increase in net income for the year ended December 31, 1997 by $0.5 million. Basic and diluted earnings per share would have increased by $0.04.

     o Increase in net income for the nine months ended September 30, 1998 by $0.4 million. Basic and diluted earnings per share would have increased by $0.03.


     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this report which are not identified as historical should be considered forward-looking. In connection with certain forward-looking statements contained in this report and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European expansion. Accordingly, there can be no assurance that the forward-looking statements contained in this report will be realized or that actual results


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will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no thirdparty has independently verified or reviewed such statements. Readers of this report should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this report will be achieved. In light of the foregoing, readers of this report are cautioned not to place undue reliance on the forward-looking statements contained herein.